Exhibit 3.68

THE LIMITED PARTNERSHIP INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS. EXCEPT AS SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, THE INTERESTS MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER SUCH ACTS OR AN OPINION OF COUNSEL THAT SUCH TRANSFER MAY BE LEGALLY EFFECTED WITHOUT SUCH REGISTRATION. ADDITIONAL RESTRICTIONS ON TRANSFER AND SALE ARE SET FORTH IN THIS AGREEMENT.

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

COLUMBIA RIO GRANDE HEALTHCARE, L.P.

(a Delaware Limited Partnership)

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1	“Act”	1
	1.2	“Additional Limited Partner”	1
	1.3	“Adverse Terminating Event”	1
	1.4	“Advisory Board”	2
	1.5	“Affiliate”	2
	1.6	“Agreed Value”	2
	1.7	“Agreement”	2
	1.8	“Approval of the Partners” or “Approved by the Partners”	2
	1.9	“Bankruptcy”	2
	1.10	“Capital Account”	2
	1.11	“Capital Contribution”	3
	1.12	“Code”	3
	1.13	“Columbia”	3
	1.14	“Columbia Affiliate”	3
	1.15	“Columbia Sub”	3
	1.16	“Competing Business”	3
	1.17	“Facility”	3
	1.18	“Facilities”	3
	1.19	“General Partner”	3
	1.20	“Limited Partner”	3
	1.21	“Liquidator”	3
	1.22	“Memorandum”	3
	1.23	“Original Limited Partner”	3
	1.24	“Partners”	4
	1.25	“Partnership”	4
	1.26	“Person”	4
	1.27	“Qualified Purchaser”	4
	1.28	“Sharing Percentage”	4
	1.29	“Substituted Limited Partner”	4
	1.30	“Syndication Expenses”	4
	1.31	“Terminating Event”	4
	1.32	“Treasury Regulation” or “Regulations”	4
	1.33	“Units”	4
	1.34	“Valuation Price”	5

2.	FORMATION AND CONTINUATION OF PARTNERSHIP		5

	2.1	Formation and Continuation	5
	2.2	Name	5
	2.3	Principal Office	5
	2.4	Term	5
	2.5	Registered Agent and Office	5

i

3.	PURPOSES AND POWERS OF THE PARTNERSHIP; NATURE OF THE BUSINESS OF THE PARTNERSHIP		5

	3.1	Purposes	5
	3.2	Powers	6

4.	CAPITAL CONTRIBUTIONS, LOANS, CAPITAL ACCOUNTS		6

	4.1	Capital Contributions	6
	4.2	Capital Accounts	6
	4.3	Additional Provisions Regarding Capital Accounts	7
	4.4	Loans	8

5.	ALLOCATIONS		9

	5.1	Allocations of Income and Losses	9
	6.	DISTRIBUTIONS	9
	6.1	Distribution of Excess Cash	9

7.	BANK ACCOUNTS, BOOKS OF ACCOUNT, TAX COMPLIANCE AND FISCAL YEAR		9

	7.1	Bank Accounts; Investments	9
	7.2	Books and Records	9
	7.3	Determination of Profit and Loss; Financial Statements	10
	7.4	Tax Returns and Information	10
	7.5	Tax Audits	10
	7.6	Fiscal Year	10

8.	RIGHTS, OBLIGATIONS AND INDEMNIFICATION OF THE GENERAL PARTNER		10

	8.1	Rights of the General Partner as Manager	10
	8.2	Right to Rely on the General Partner	12
	8.3	Specific Limitations on the General Partner	12
	8.4	Additional Limitations on the Authority of the General Partner	12
	8.5	Management Obligations of the General Partner	13
	8.6	Indemnification of the General Partner	14
	8.7	Reimbursement	14
	8.8	Compensation of the General Partner	15
	8.9	Independent Activities	15

9.	RIGHTS AND STATUS OF LIMITED PARTNERS		15

	9.1	General	15
	9.2	Limitation of Liability	15
	9.3	Bankruptcy; Death; Etc.	15

10.	SPECIAL COVENANTS OF THE PARTNERS		16

	10.1	Non-ownership Provision	16
	10.2	Limitation	16

11.	MEETINGS AND MEANS OF VOTING		16

	11.1	Meetings of the Partners	16
	11.2	Vote By Proxy	17
	11.3	Conduct of Meeting	17
	11.4	Action Without a Meeting	17
	11.5	Closing of Transfer Record; Record Date	17
12.	ADVISORY BOARD		17
	12.1	Advisory Board	17
	12.2	Manner of Exercise of Advisory Board’s Authority	18
	12.3	Meetings of the Advisory Board	18

13.	TRANSFER OF UNITS AND ADDITIONAL LIMITED PARTNERS		18

	13.1	Transfers by Limited Partners	18
	13.2	Substituted Limited Partner	19
	13.3	Basis Adjustment	20
	13.4	Transfer by General Partner	20
	13.5	Admission of Additional Limited Partners	20
	13.6	Transfer Procedures	20
	13.7	Invalid Transfer	20
	13.8	Distributions and Allocations in Respect of a Transferred Ownership Interest	21
	13.9	Additional Requirements of Admission to Partnership	21
	13.10	Amendment to Exhibit “B”	21

14.	RIGHT TO LIQUIDATE OR PURCHASE PARTNERSHIP INTERESTS		21

	14.1	Partnership’s and General Partner’s Right of First Refusal	21
	14.2	Occurrence of Terminating Event or Adverse Terminating Event	22
	14.3	Payment for Partnership Interest	23
	14.4	Subsequent Legislation	23
	14.5	Divorce of Limited Partner	23
	14.6	Federal Income Tax Treatment	24

15.	DISSOLUTION		24

	15.1	Causes	24
	15.2	Reconstitution	25
	15.3	Interim Manager	25

16.	WINDING UP AND TERMINATION		25

	16.1	General	25
	16.2	Court Appointment of Liquidator	26
	16.3	Liquidation	26
	16.4	Creation of Reserves	27
	16.5	Final Statement	27

17.	POWER OF ATTORNEY		27

	17.1	General Partner as Attorney-in-Fact	27
	17.2	Nature of Special Power	27

18.	MISCELLANEOUS		28

	18.1	Notices	28
	18.2	Governing Law	28
	18.3	Successors and Assigns	28
	18.4	Construction	28
	18.5	Time	28
	18.6	Waiver of Partition	28
	18.7	Entire Agreement	29
	18.8	Amendments	29
	18.9	Severability	30
	18.10	Gender and Number	30
	18.11	Exhibits	30
	18.12	Additional Documents	30
	18.13	Section Headings	30
	18.14	Counterparts	30

EXHIBIT A	ALLOCATION OF PROFIT AND LOSS AND OTHER TAX MATTERS
EXHIBIT B	LIST OF PARTNERS

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

COLUMBIA RIO GRANDE HEALTHCARE, L.P.

(a Delaware Limited Partnership)

This Amended and Restated Limited Partnership Agreement is entered into and shall be effective as of the 1st day of January, 1997 by and between Rio Grande Regional Hospital, Inc. (“Columbia Sub”), as the General Partner, HCA Health Services of Texas, Inc. as the Original Limited Partner, and each other Person whose name is set forth on Exhibit “B” attached to this Amended and Restated Limited Partnership Agreement as the limited partners.

W  I  T  N  E  S  S  E  T  H;

WHEREAS, the General Partner and the Original Limited Partner are parties to that certain Limited Partnership Agreement of Columbia Rio Grande Healthcare, L.P., dated as of September 4, 1996 (the “Original Partnership Agreement”);

WHEREAS, the parties hereto desire to amend the Original Partnership Agreement, as provided herein; and

NOW, THEREFORE, the General Partner, the Original Limited Partner and the Limited Partners hereby amend and restate the Original Partnership Agreement as follows:

1. DEFINITIONS

As used herein the following terms have the following meanings:

1.1 “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

1.2 “Additional Limited Partner” means a Person who is admitted into the Partnership as a Limited Partner pursuant to the terms of Section 13.5 hereof.

1.3 “Adverse Terminating Event” means, with respect to any Limited Partner (other than Columbia or any Columbia Affiliate), any of the following:

(a) The Limited Partner has breached the terms and conditions of this Agreement, including without limitation, violating the transfer restrictions set forth in Article 13, as determined in the reasonable discretion of the General Partner; or

(b) The Limited Partner has disrupted the affairs of the Partnership or has acted adversely to the best interests of the Partnership, as determined in the reasonable discretion of the General Partner.

1.4 “Advisory Board” has the meaning set forth in Section 12.1.

1.5 “Affiliate” means, with respect to any Partner, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with, a Partner, (ii) any entity of which a Partner owns 10% or more of the outstanding voting securities, (iii) any entity of which a Partner is an officer, director, or general partner, or (iv) any child, grandchild (whether through marriage, adoption or otherwise), sibling (whether through adoption or otherwise), parent or spouse of a Partner. As used in this definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

1.6 “Agreed Value” means, unless otherwise defined herein, at any time, (a) the product of (i) the aggregate earnings before depreciation, interest, taxes, amortization and intercompany management fees (“EBDITA”), all determined in accordance with generally accepted accounting principles, for the Partnership for the most recently completed four (4) fiscal quarters ending on either June 30 or December 31, multiplied by (ii) 5.0, minus (b) any long-term debt, including without limitation any third party and intercompany debt, of the Partnership. For purposes of this computation, EBDITA shall be adjusted as deemed appropriate by the General Partner for the following: (i) one-time or prior year adjustments will be eliminated and (ii) the impact of acquisitions and divestitures during the year will be annualized.

1.7 “Agreement” means this Amended and Restated Limited Partnership Agreement of Columbia Rio Grande Healthcare, L.P., as from time to time amended pursuant to Section 18.8 hereof.

1.8 “Approval of the Partners” or “Approved by the Partners” means the approval of those Limited Partners who, together with the General Partner and Affiliates, have collective ownership interests of at least fifty-one percent (51%) of the aggregate Sharing Percentage of all Partners at the time the proposed Partnership action is being considered for approval.

1.9 “Bankruptcy” means, as to any Partner, the Partner’s taking or acquiescing to the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file within the time specified by law, an answer or opposition to any proceeding commenced against such Partner under any such law and a failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.

1.10 “Capital Account” shall have the meaning set forth in Section 4.2 hereof.

1.11 “Capital Contribution” means, as to any Partner, the amount of cash or the Agreed Value (as defined in Exhibit “A” attached hereto) of all property contributed to the Partnership by the Partner, which is set forth opposite such Partner’s name on the attached Exhibit “B” under the heading “Capital Contribution.”

1.12 “Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any provision or corresponding provisions of succeeding law.

1.13 “Columbia” means Columbia/HCA Healthcare Corporation, a Delaware corporation, and any successor in interest.

1.14 “Columbia Affiliate” means any Affiliate of Columbia (other than a natural person).

1.15 “Columbia Sub” means Rio Grande Regional Hospital, Inc., a Texas corporation and a Columbia Affiliate, and any successor thereto.

1.16 “Competing Business” means any health care facility (which shall include, without limitation, general acute care hospitals, specialty hospitals, comprehensive rehabilitation facilities, rehabilitation agencies, diagnostic imaging centers, inpatient or outpatient psychiatric or substance abuse facilities, ambulatory or other types of surgery centers and/or home health agencies) that is located within twenty-five (25) miles of any Facility.

1.17 “Facility” means any of Columbia Rio Grande Regional Hospital, a 222-bed acute care hospital located in McAllen, Texas, certain medical office buildings or any other health care facilities and related businesses owned, leased or acquired by the Partnership, but excluding any hospital, health care facility or related business that is no longer owned by the Partnership.

1.18 “Facilities” shall mean collectively each and every such Facility.

1.19 “General Partner” means Columbia Sub or any replacement general partner of the Partnership, but excluding any Person who ceases to be a general partner of the Partnership pursuant to this Agreement.

1.20 “Limited Partner” means the Original Limited Partner, any Limited Partner whose name is set forth on Exhibit “B” hereto, and any Substituted Limited Partner or Additional Limited Partner, but excluding any Person who ceases to be a limited partner of the Partnership pursuant to this Agreement. “Limited Partners” means all of the Persons who are limited partners of the Partnership as defined in this Section 1.19.

1.21 “Liquidator” means the Person who liquidates the Partnership under Article 16 hereof.

1.22 “Memorandum” means the offering memorandum dated as of September 5, 1996, pursuant to which 330 Units were offered to Qualified Purchasers.

1.23 “Original Limited Partner” means HCA Health Services of Texas, Inc., a Texas corporation and a Columbia Affiliate, and any successor thereto.

1.24 “Partners” means the General Partner and the Limited Partners, collectively. “Partner” means any one of the Partners.

1.25 “Partnership” means the limited partnership governed by this Agreement.

1.26 “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

1.27 “Qualified Purchaser” means, with respect to the Units, a physician who is a member of the medical staff of any of the Facilities (as defined in the medical staff bylaws of any such Facility, as amended from time to time) or any management personnel of Columbia or the Columbia Affiliates designated by the General Partner as a qualified purchaser or Columbia or any Columbia Affiliates, or other persons designated by the General Partner.

1.28 “Sharing Percentage” means, as to a Partner, the percentage obtained by dividing the Units of such Partner by the total Units of all Partners at that time. The Partners hereby agree that their Sharing Percentages shall constitute their “interests in the Partnership profits” for purposes of determining their respective shares of the Partnership in “excess nonrecourse liabilities” within the meaning of section 1.752-3(a)(3) of the Regulations.

1.29 “Substituted Limited Partner” means any Person admitted to the Partnership pursuant to Section 13.2.

1.30 “Syndication Expenses” means all expenditures classified as syndication expenses pursuant to Treasury Regulations Section 1.709-2(b). Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Partnership’s method of accounting if they were deductible expenses.

1.31 “Terminating Event” means, with respect to any Limited Partner (other than Columbia or any Columbia Affiliate), any of the following:

(a) The Limited Partner has died or become permanently disabled; or

(b) The Limited Partner is in Bankruptcy.

1.32 “Treasury Regulation” or “Regulations” means the regulations, promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations or the Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute proposed, temporary or final regulations.

1.33 “Units” means all or a certain percentage, as the context requires, of the issued and outstanding ownership interests of the Partnership held by the Partners. “Unit” means any one of the Units. “General Partner Units” or “Limited Partner Units” means Units held by the General Partner, or the Limited Partners, respectively.

1.34 “Valuation Price” means the price per Unit as determined below. The price per Unit at any given time shall be determined by dividing the Agreed Value as of the end of the immediately preceding fiscal period ending on either June 30 or December 31 by the aggregate number of Units issued and outstanding as of the end of such fiscal period.

2. FORMATION AND CONTINUATION OF PARTNERSHIP

2.1 Formation and Continuation. The Original Limited Partner and the General Partner formed the Partnership pursuant to the Act, and caused the Certificate of Limited Partnership to be filed in the office of the Secretary of State of Delaware on September 4, 1996, and have complied with all other legal requirements to form and operate the Partnership. The Original Limited Partner hereby withdraws from the Partnership and joins in the execution of this agreement for the purposes of acknowledging such withdrawal. The Partners hereby continue the existence of the Partnership. Except as stated in this Agreement, the Act shall govern the rights and liabilities of the Partners.

2.2 Name. The name of the Partnership is “Columbia Rio Grande Healthcare, L.P.”, and the business of the Partnership shall be conducted under that name or such other name or names as may be Approved by the Partners from time to time.

2.3 Principal Office. The principal office of the Partnership shall be located at One Park Plaza, Nashville, Tennessee 37203 or at such other place or places as the General Partner may from time to time determine.

2.4 Term. The Partnership began on the date of the Original Partnership Agreement and shall continue until the date on which the Partnership is dissolved pursuant to Article 15 and thereafter, to the extent provided for by applicable law, until wound up and terminated pursuant to Article 16 hereof.

2.5 Registered Agent and Office. The registered agent of the Partnership shall be The Prentice-Hall Corporation System, Inc., and the registered office of the Partnership shall be located at 1013 Centre Road, Wilmington, Delaware 19805. The registered office or the registered agent, or both, may be changed by the General Partner from time to time upon filing the statement required by the Act. The Partnership shall maintain at its registered office such records as may be specified by the Act.

3. PURPOSES AND POWERS OF THE PARTNERSHIP; NATURE OF THE BUSINESS OF THE PARTNERSHIP

3.1 Purposes. The purposes of the Partnership are (i) to own, manage, lease and operate the Facilities and other health care related services and businesses; (ii) to acquire (through asset acquisition, stock acquisition, lease or otherwise) and develop other property, both real and personal, in connection with providing health care related services, including without limitation, general acute care hospitals, specialty care hospitals, nursing homes, clinics, home health care agencies, health maintenance organizations, psychiatric facilities and other health care providers; (iii) to enter into, from time to time, such financial arrangements as the General Partner may determine to be necessary, appropriate or advisable (including, without limitation, borrowing money and issuing evidences of indebtedness and securing the same by mortgage, deed of trust, security interest or other encumbrance upon one or more or all of the Partnership assets); (iv) to sell, assign, lease, exchange or otherwise dispose of, or refinance or additionally finance, one or more or all of the Partnership assets; (v) to raise additional capital by issuance of additional limited partnership interests in the Partnership as provided in Section 13.5; and (vi) generally to engage in such other businesses and activities and to do any and all other acts and things that the General Partner deems necessary, appropriate or advisable from time to time in furtherance of the purposes of the Partnership as set forth in this Section 3.1 (subject to the provisions of Section 8.3 and 8.4 hereof).

3.2 Powers. Subject to the limitations contained in this Agreement and in the Act, the Partnership purposes may be accomplished by the General Partner taking any action permitted under this Agreement that, in the good faith judgment of the General Partner, is customary or reasonably related to accomplishing such purposes.

4. CAPITAL CONTRIBUTIONS, LOANS, CAPITAL ACCOUNTS

4.1 Capital Contributions. Each Partner has contributed its, his or her Capital Contribution to the capital of the Partnership.

4.2 Capital Accounts. A Capital Account (herein so called) shall be established and maintained for each Partner for the full term of this Agreement in accordance with the capital accounting rules of section 1.704-1(b)(2)(iv) of the Regulations. Each Partner shall have only one Capital Account, regardless of the number or classes of Units or other interests in the Partnership owned by such Partner and regardless of the time or manner in which such Units or other interests were acquired by such Partner. Pursuant to the basic capital accounting rules of section 1.704-1(b)(2)(iv)(m) of the Regulations, the balance of each Partner’s Capital Account shall be:

(a) Increased by the amount of money contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership pursuant to this Article 4 and decreased by the amount of money distributed to such Partner (or such Partner’s predecessor in interest) pursuant to Article 6 hereof;

(b) Increased by the fair market value of each property (determined without regard to section 7701(g) of the Code) contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership pursuant to this Article 4 (net of all liabilities secured by such property that the Partnership is considered to assume or take subject to under section 752 of the Code) and decreased by the fair market value of each property (determined without regard to section 7701(g) of the Code) distributed to such Partner (or such Partner’s predecessor in interest) by the Partnership pursuant to Article 6 or 16 hereof (net of all liabilities secured by such property that such Partner is considered to assume or take subject to under section 752 of the Code);

(c) Increased by the amount of each item of Partnership profit allocated to such Partner (or such Partner’s predecessor in interest) pursuant to Section 3.1 of Exhibit A hereto;

(d) Decreased by the amount of each item of Partnership loss allocated to such Partner (or such Partner’s predecessor in interest) pursuant to Section 3.1 of Exhibit A hereto; and

(e) Otherwise adjusted as follows:

(i) Effective immediately prior to any “Revaluation Event” (as defined in Exhibit A hereto), the balances of all Partners’ Capital Accounts shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the “Unrealized Book Gain Or Loss” (as defined in Exhibit A hereto) then existing with respect to each Partnership property (to the extent not previously reflected in the Partners’ Capital Accounts) would be allocated among the Partners pursuant to Section 3.1 of Exhibit A hereto if there were a taxable disposition of such property immediately prior to such Revaluation Event for its fair market value (as determined by the General Partner taking section 7701(g) of the Code into account (i.e., such value shall not be less than the amount of nonrecourse liabilities to which such property is subject));

(ii) With respect to items of Partnership profit and loss, the balances of all the Partners’ Capital Accounts shall be adjusted solely for allocations of such items, as computed for book purposes, under Section 3.1 of Exhibit A hereto and shall not be adjusted for allocations of correlative Tax Items under Section 3.2 of Exhibit A hereto;

(iii) Immediately before giving effect under Section 4.2(b) hereof to any adjustment attributable to the distribution of property to a Partner, the balances of all the Partners’ Capital Accounts first shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the Unrealized Book Gain Or Loss existing with respect to the distributed property (to the extent not previously reflected in the Partners’ Capital Accounts) would be allocated among the Partners pursuant to Section 3.1 of Exhibit A hereto if there were a taxable disposition of such property, on the date of such distribution, by the Partnership for its fair market value at the time of such distribution (as agreed to in writing by the Partners taking section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)); and

(iv) Upon the transfer of all or part of any Unit or other interest in the Partnership, the Capital Account of the transferor Partner, to the extent attributable to the transferred interest, shall carry over to the transferee Partner; provided, however, if the transfer causes the termination of the Partnership for Federal income tax purposes under section 708(b)(1)(B) of the Code, the Capital Account that carries over to the transferee Partner shall be subject to adjustment in accordance with Section 4.2(e)(i) hereof in connection with the resulting constructive liquidation of the Partnership for Federal income tax purposes.

4.3 Additional Provisions Regarding Capital Accounts.

(a) If a Partner pays any Partnership indebtedness or forgives any Partnership indebtedness owing to such Partner, such payment or forgiveness shall be treated as a cash contribution by that Partner to the capital of the Partnership, and the Capital Account of such Partner shall be increased by the amount so paid by such Partner.

(b) Except as otherwise provided herein, no Partner may contribute capital to, or withdraw capital from, the Partnership. To the extent any monies which any Partner is entitled to receive pursuant to the Agreement would constitute a return of capital, each of the Partners consents to the withdrawal of such capital.

(c) A loan by a Partner to the Partnership shall not be considered a contribution of money to the capital of the Partnership, and the balance of such Partner’s Capital Account shall not be increased by the amount so loaned. No repayment of principal or interest on any such loan, reimbursement made to a Partner with respect to advances or other payments made by such Partner on behalf of the Partnership or payments of fees to a Partner which are made by the Partnership shall be considered a return of capital or in any manner affect the balance of such Partner’s Capital Account.

(d) No Partner with a deficit balance in its Capital Account shall have any obligation to the Partnership or any other Partner to restore such deficit balance. In addition, no venturer or partner in any Partner shall have any liability to the Partnership or any other Partner for any deficit balance in such venturer’s or partner’s capital account in the Partner in which it is a partner or venturer. Furthermore, a deficit Capital Account balance of a Partner (or a capital account of a partner or venturer in a Partner) shall not be deemed to be a liability of such Partner (or of such venturer or partner in such Partner) or a Partnership asset or property. The provisions of this Section 4.3(d) shall not affect any Partner’s obligation to make capital contributions to the Partnership that are required to be made by such Partner pursuant to this Agreement.

(e) Except as otherwise provided herein, no interest shall be paid on any capital contributed to the Partnership or the balance in any Partner’s Capital Account.

(f) All of the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or any of the Partners) are computed in order to comply with the Regulations, the General Partner may make such modifications, provided that such modifications are not likely to have a material effect on the amounts distributable to any Partner from the Partnership. The General Partner shall also make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with section 1.704-1(b) of the Regulations.

4.4 Loans. Any Limited Partner, with the consent of the General Partner, may lend money to the Partnership. If the General Partner or, with the written consent of the General Partner, any Limited Partner makes any loan or loans to the Partnership, the amount of any such loan shall not be treated as a contribution to the capital of the Partnership but shall be a debt due from the Partnership. Any Partner’s loan to the Partnership shall be repayable out of the Partnership’s cash and shall bear interest at prevailing market rates. None of the Partners nor any of their Affiliates shall be obligated to loan money to the Partnership.

5. ALLOCATIONS

5.1 Allocations of Income and Losses. All items of income or loss of the Partnership shall be allocated to the Partners in accordance with the provisions of Exhibit A attached hereto, which is hereby incorporated by reference for all purposes of this Agreement.

6. DISTRIBUTIONS

6.1 Distribution of Excess Cash. Except as otherwise may be provided in Section 16.3, or as otherwise may be prohibited or required by applicable law, the General Partner may determine in its discretion the extent (if any) that the Partnership’s cash on hand exceeds its current and anticipated needs, including without limitation, for operating expenses, debt service, authorized acquisitions, capital expenditures, and a reasonable contingency reserve. If such an excess exists, the General Partner may cause the Partnership to distribute such excess to the Partners, pro rata in accordance with their respective Sharing Percentages.

Subject to the foregoing provisions of this Section 6.1, it is the intent of the Partners (but not guaranteed) that the Partnership will, at a minimum, distribute excess cash on a yearly basis in an amount sufficient to provide each Partner with funds to pay income tax obligations on Partnership earnings as if each Partner’s Sharing Percentage of such earnings were fully taxable to such Partner at the highest Federal income tax rate for individuals.

7. BANK ACCOUNTS, BOOKS OF ACCOUNT, TAX COMPLIANCE AND FISCAL YEAR

7.1 Bank Accounts; Investments. The General Partner may (1) establish one or more bank accounts as provided in Section 8.1(g) into which all Partnership funds shall be deposited or (ii) deposit Partnership funds in a central account established in the name of Columbia or a Columbia Affiliate, provided that detailed separate entries are made on the books and records of the Partnership and on the books and records of Columbia or such Columbia Affiliate with respect to amounts received from the Partnership and deposited in such central account for the account of the Partnership. The daily balances of the funds of the Partnership deposited into such central account shall bear interest at a current market rate. Funds deposited in the Partnership’s bank accounts may be withdrawn only to pay Partnership debts or obligations or to be distributed to the Partners under this Agreement. Partnership funds, however, may be invested in such securities and investments, as the General Partner may select, until withdrawn for Partnership purposes.

7.2 Books and Records. The General Partner shall keep books of account and records relative to the Partnership’s business. The books shall be prepared in accordance with generally accepted accounting principles using the accrual method of accounting. The accrual method of accounting shall also be used by the Partnership for income tax purposes. The Partnership’s books and records shall at all times be maintained at the principal business office of the Partnership or its accountants (and to the extent required by the Act, at the registered office of the Partnership) and shall be available for inspection by the Limited Partners or their duly authorized representatives during reasonable business hours. The books and records shall be preserved for at least four (4) years after the term of the Partnership ends.

7.3 Determination of Profit and Loss; Financial Statements. All items of Partnership income, expense, gain, loss, deduction and credit shall be determined with respect to, and allocated in accordance with, this Agreement for each Partner for each Partnership fiscal year. Within one hundred twenty (120) days after the end of each Partnership fiscal year, the General Partner shall cause to be prepared, at the Partnership’s expense, audited financial statements of the Partnership for the preceding fiscal year, including, without limitation, a balance sheet, profit and loss statement, statement of cash flows and statement of the balances in the Partners’ Capital Accounts, prepared in accordance with the terms of this Agreement and generally accepted accounting principles consistently applied. These financial statements shall be available for inspection and copying during ordinary business hours at the reasonable request of any Partner, and will be furnished to all Limited Partners and to any other Partner upon written request therefor.

7.4 Tax Returns and Information. The Partners intend for the Partnership to be treated as a partnership, rather than as an association taxable as a corporation, for Federal income tax purposes. The General Partner shall prepare or cause to be prepared all Federal, state and local income and other tax returns which the Partnership is required to file and shall furnish such returns to the Limited Partners, together with a copy of each Limited Partner’s Form K-1 and any other information which any Limited Partner may reasonably request relating to such returns, within ninety (90) days after the end of each Partnership fiscal year.

7.5 Tax Audits. The General Partner shall be the tax matters partner of the Partnership under Section 6231(a)(7) of the Code. The General Partner shall inform the Limited Partners of all matters which may come to its attention in its capacity as tax matters partner by giving the Limited Partners notice thereof within ten (10) days after becoming so informed. The General Partner shall not take any action contemplated by Sections 6222 through 6232 of the Code unless the General Partner has first given the Limited Partners notice of the contemplated action and received the Approval of the Partners to the contemplated action. This provision is not intended to authorize the General Partner to take any action which is left to the determination of the individual Partner under Sections 6222 through 6232 of the Code.

7.6 Fiscal Year. The Partnership fiscal year shall be the calendar year.

8. RIGHTS, OBLIGATIONS AND INDEMNIFICATION OF THE GENERAL PARTNER

8.1 Rights of the General Partner as Manager. Subject to the limitations imposed upon the General Partner in this Agreement (including, without limitation, Sections 8.3 and 8.4) the General Partner shall have full, exclusive and complete duty and right to manage and control, and, within its discretion, shall make all decisions and take any necessary or appropriate action in connection with the Partnership’s business. Without limiting the General Partner’s power or authority under this Agreement or the Act, the General Partner may (without obtaining the consent or approval of any Partners) take the following actions if and when it deems any such action to be necessary, appropriate or advisable, at the sole cost and expense of the Partnership, subject however in all respects to the limitations imposed on the General Partner in this Agreement (including, without limitation, Sections 8.3 and 8.4:

(a) Borrow money from any source, including without limitation from the General Partner, Columbia or a Columbia Affiliate and, if security is required therefor, to mortgage or subject to any other security device any portion of the Partnership’s property, to obtain replacements of any mortgage or other security device, and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device, all of the foregoing on such terms and in such amounts as the General Partner deems, in its sole discretion, to be in the best interest of the Partnership;

(b) Acquire and enter into any contract of insurance which the General Partner deems necessary and proper for the protection of the Partnership, for the conservation of the Partnership’s assets, or for any purpose convenient or beneficial to the Partnership;

(c) Employ, from time to time on behalf of the Partnership, individuals (including employees of the General Partner, the Limited Partners, or any of their Affiliates) on such terms and for such compensation as the General Partner shall determine (but not in an amount which would be considered unreasonable based upon the scope of an individual employee’s duties and responsibilities), and to enter into agreements for the transfer of Partnership interests to such Persons as provided in Articles 13 and 14 hereof;

(d) Make decisions as to accounting principles and elections, whether for book or tax purposes (and such decisions may be different for each purpose);

(e) Set up or modify recordkeeping, billing and accounts payable accounting systems;

(f) Alienate, mortgage, pledge or otherwise encumber, sell, exchange, lease or purchase real and/or personal property in fulfillment of the Partnership purposes and for the operation of the Facilities and other Partnership property;

(g) Open checking and savings accounts, in banks or similar financial institutions, in the name of the Partnership, and deposit cash in and withdraw cash from such accounts;

(h) Adjust, arbitrate, compromise, sue or defend, abandon, or otherwise deal with and settle any and all claims in favor of or against the Partnership, as the General Partner shall, in its sole discretion, deem proper;

(i) Execute, on behalf of and in the name of the Partnership, make, perform and carry out all types of contracts, leases, agreements, instruments, notes, certificates, titles or other documents of any kind or nature as deemed necessary and desirable by the General Partner, including without limitation contracts, leases, other agreements and documents and cash management systems with Affiliates of Columbia or any Partner, and amend, extend, or modify any contract, lease, or agreement at any time entered into by the Partnership, provided that the General Partner uses its best efforts to insure that all such contracts, leases, or agreements are representative of fair market value; and

(j) Do all acts necessary or desirable to carry out the business for which the Partnership is formed or which may facilitate the General Partner’s exercise of its powers hereunder.

8.2 Right to Rely on the General Partner. No Person or governmental body dealing with the Partnership shall be required to inquire into, or to obtain any other documentation as to, the authority of the General Partner to take any action permitted under Section 8.1. Furthermore, any Person dealing with the Partnership may rely upon a certificate signed by the General Partner as to the following:

(a) The identity of the General Partner or any Limited Partner;

(b) The existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

(c) The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d) Any act or failure to act by the Partnership on any other matter whatsoever involving the Partnership or any Partner.

8.3 Specific Limitations on the General Partner. Notwithstanding anything to the contrary in this Agreement or the Act, without the prior written approval of all of the Limited Partners to the specific act in question, the General Partner shall have no right, power or authority to do any of the following acts, each of which is considered outside the ordinary course of Partnership business:

(a) To do any act in contravention of this Agreement;

(b) To change or reorganize the Partnership into any other legal form; or

(c) To knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction.

8.4 Additional Limitations on the Authority of the General Partner. Without the prior Approval of the Partners, the General Partner shall have no authority to do any of the following:

(a) Amend this Agreement (except as provided in Section 18.8);

(b) Change the nature of the business of the Partnership;

(c) Sell all or substantially all of the assets of the Partnership; or

(d) Dissolve the Partnership.

The limitations in Sections 8.3(b) and this Section 8.4 shall not be applicable to any General Partner or any Liquidator in winding up and liquidating the business of the Partnership under Article 16.

8.5 Management Obligations of the General Partner. The General Partner shall devote such time to the Partnership as may be necessary to manage and supervise the Partnership business and affairs, but nothing in this Agreement shall preclude the General Partner, at the expense of the Partnership, from employing any Columbia Affiliate or a third party to provide management or other services to the Partnership, always subject, however, to the control of the General Partner. Any transaction between the Partnership and the General Partner, Columbia or any Columbia Affiliate is hereby expressly authorized provided that the terms of such transactions are generally no less favorable to the Partnership than the terms that would be made available to the Partnership in arm’s length transactions with independent third parties. The management obligations of the General Partner shall include the following:

(a) The General Partner will provide management services in such areas as: long-range strategic and financial planning, management planning, quality assurance programs, materials management, management development, professional recruitment, performance appraisal systems, personnel development, benefits administration, facilities development and productivity improvement programs;

(b) The General Partner will provide management services in areas such as: budget control systems, financial reporting practices, interfaces with lenders, contractual agreements, business office procedures, accounts receivable and cash management, risk management programs, financial modeling, capital planning, cost accounting analysis and third-party reimbursement;

(c) The General Partner will provide marketing and corporate communication management services in areas such as: competitive environment assessments, health services marketing, management of community and public relations, product-line analysis, new service development, management of governmental affairs, market research and opinion attitude surveys;

(d) The General Partner will provide management services for areas such as: service utilization analysis, systems development, supply and charge systems, manpower utilization and control systems, technical clinical skills training, new product evaluation and educational programs for clinical staff;

(e) The General Partner will provide management services for areas such as: medical staff orientation programs, medical staff issues, Medicare and Medicaid cost reporting, quality assurance, practice promotion and selection of physician private practice workshops;

(f) The Partnership may participate in Columbia’s Group Purchasing Program, and each Partner agrees that all information with regard to pricing or any other terms of the Group Purchasing Program will remain confidential; and

(g) The General Partner will encourage the exchange of written materials between Columbia affiliated hospitals subject to confidentiality requirements and will provide the Partnership with access to materials such as: procedures manuals, bylaws, regulations and rules.

8.6 Indemnification of the General Partner.

(a) Except to the extent such indemnification may be prohibited by law, the Partnership, its receiver, or its trustee shall indemnify, hold harmless, and pay all judgments and claims against the General Partner relating to any liability or damage incurred or suffered by the General Partner by reason of any act performed or omitted to be performed (but not constituting willful misconduct or gross negligence) by the General Partner or its agents or employees in connection with the Partnership’s business, including reasonable attorneys’ fees incurred by the General Partner in connection with the defense of any claim or action based on any such act or omission, which attorneys’ fees may be paid as incurred.

(b) In the event any Limited Partner shall bring a legal action against the General Partner, including a Partnership derivative suit, the Partnership shall indemnify, hold harmless, and pay all expenses of the General Partner, including but not limited to attorneys’ fees incurred in the defense of such action, unless the General Partner shall be adjudicated guilty of gross negligence or willful misconduct in connection with the performance of its duties as General Partner to the Partnership.

(c) The Partnership shall indemnify, hold harmless, and pay all expenses, costs or liabilities of the General Partner which (or who) for the benefit of the Partnership makes any deposit, acquires any option, makes any payment, or assumes any obligation in connection with any property proposed to be acquired by the Partnership and which (or who) suffers any financial loss as a result of such action.

(d) Any indemnification required herein to be made by the Partnership shall be made promptly following the fixing of any loss, liability, or damage incurred or suffered. If, at any time, the Partnership has insufficient funds to provide such indemnification as herein provided, it shall provide such indemnification if and as the Partnership generates sufficient funds, and prior to any distribution to the Partners.

Notwithstanding the foregoing provisions of this Section 8.6, the General Partner shall not be indemnified by the Partnership from any liability for actions or omissions that constitute willful misconduct or gross negligence on the part of the General Partner.

8.7 Reimbursement. The General Partner shall be entitled to be reimbursed for any and all reasonable costs and expenses incurred by it in connection with managing and operating the Partnership and its properties and business. Such reimbursement shall be paid by the Partnership, upon the written application of the General Partner, as soon as funds are available therefor.

8.8 Compensation of the General Partner. As compensation and consideration for the performance of its duties and responsibilities as General Partner, the General Partner shall be entitled to receive a monthly management fee of two percent (2%) of the Partnership’s net revenues for the preceding month. Such management fee will be paid on or before the twentieth (20th) day of each month after the month the Partnership starts to conduct business operations. For purposes of this Section 8.8, the Partnership’s net revenues shall mean its gross revenues less its contractual adjustments, charity care and administrative discounts as determined in accordance with generally accepted accounting principles. The General Partner may contract with other parties (including Columbia or any Columbia Affiliate) in rendering management services to the Partnership.

8.9 Independent Activities. The General Partner and any of its Affiliates may engage in or possess interests in other business ventures of every nature and description, independently, and with others, whether such activities are competitive with the Partnership or otherwise without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner. Neither this Agreement nor any activity undertaken hereunder shall prevent the General Partner or any of its Affiliates from engaging in such other activities or require the General Partner or any of its Affiliates to permit the Partnership or any Limited Partner to participate in such activities. Furthermore, as a material part of the consideration for the General Partner executing this Agreement and admitting the Limited Partners to the Partnership, the Limited Partners herein waive, relinquish and renounce any right or claim of participation in any such activities.

9. RIGHTS AND STATUS OF LIMITED PARTNERS

9.1 General. The Limited Partners have the rights and the status of limited partners under the Act. Except to the extent expressly otherwise provided in this Agreement, the Limited Partners shall not take part in the management or control of the Partnership business, or sign for or bind the Partnership, such powers being vested exclusively in the General Partner.

9.2 Limitation of Liability. No Limited Partner shall have any personal liability whatever, solely by reason of his status as a Limited Partner of the Partnership, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts of the Partnership or any of its losses beyond the amount of the Limited Partner’s obligation to contribute its Capital Contribution to the Partnership.

9.3 Bankruptcy; Death; Etc. Neither the Bankruptcy, death, disability nor declaration of incompetence or incapacity of a Limited Partner shall dissolve the Partnership, but the rights of a Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon the Limited Partner’s estate, legal representative or successor in interest, as the case may be, subject to this Agreement, and the Partnership shall continue as a limited partnership under the Act. The Limited Partner’s estate, representative or successor in interest shall be entitled to receive distributions and allocations with respect to such Limited Partner’s interest in the Partnership and shall be liable for all of the obligations of the Limited Partner. Furthermore, the Limited Partner’s estate, representative or successor in interest shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not be entitled to any of the rights of a general partner or limited partner under the Act or this Agreement unless such estate, representative or successor in interest is admitted to the Partnership as a Substituted Limited Partner in accordance with Section 13.2.

10. SPECIAL COVENANTS OF THE PARTNERS

10.1 Non-ownership Provision. Each Limited Partner (other than Columbia Sub and its Affiliates) agrees that while he is a Limited Partner and for one year thereafter neither he nor any of his Affiliates shall, directly or indirectly, hold an ownership interest in any Competing Business without the prior written consent of the General Partner, Each such Limited Partner expressly agrees that neither he nor any of his Affiliates shall violate the terms of this Section 10.1 while such Limited Partner is a limited partner of the Partnership and for a period of one (1) year thereafter. Notwithstanding anything to the contrary in this Section 10.1, no Limited Partner will be in violation of this Section 10.1 if such Limited Partner or any Affiliate of such Limited Partner held an ownership interest in a Competing Business on or before the original date of the Memorandum and such Limited Partner or Affiliate provided written notice thereof to the General Partner prior to his admission as a Limited Partner. Nothing in this Section 10.1 is intended to prevent a Limited Partner from practicing medicine, being a member of the medical staff of, or referring patients to any other hospital or health care facility.

10.2 Limitation. In the event of an actual or threatened breach by any Limited Partner of Section 10.1, the General Partner shall be entitled to an injunction in any appropriate court in Hidalgo County, Texas, or elsewhere, restraining the actual or threatened breach by such Partner. If a court shall hold that the duration and/or scope (geographic or otherwise) of the agreement contained in Section 10.1 is unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of Section 10.1 and as so modified, Section 10.1 of this Agreement shall be as fully enforceable as if set forth herein by the parties in the modified form. Nothing herein stated shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

11. MEETINGS AND MEANS OF VOTING

11.1 Meetings of the Partners. Meetings of the Partners may be called by the General Partner and shall be promptly called upon the written request of any one or more Limited Partners who own in the aggregate 20% or more of the aggregate Sharing Percentage in the Partnership. The notice of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting. Notice of any meeting shall be given to all Partners not less than ten (10) and not more than sixty (60) days prior to the date of the meeting. Partners may vote in person or by proxy at such meeting.

Except as otherwise expressly provided in this Agreement or required by the express provisions of the Act, the requisite vote of the Partners shall be the Approval of the Partners which shall control all decisions for which the vote of the Partners is required hereunder. Each Partner’s voting rights shall be the same as that Partner’s Sharing Percentage at the time of the vote. The presence of any Partner at a meeting shall constitute a waiver of notice of the meeting with respect to such Partner. The Partners may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. A Partner’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

11.2 Vote By Proxy. Each Limited Partner may authorize any Person to act on the Partner’s behalf by proxy on all matters in which a Limited Partner is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner authorizing such proxy or such Limited Partner’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

11.3 Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or by a Person appointed by the General Partner. The meeting shall be conducted pursuant to such rules as may be adopted by the General Partner or the Person appointed by the General Partner for the conduct of the meeting.

11.4 Action Without a Meeting. Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Partners may be taken without a meeting if a consent in writing setting forth the action so taken is Approved by the Partners, which consent may be executed in multiple counterparts. In the event any action is taken pursuant to this Section 11.4, it shall not be necessary to comply with any notice or timing requirements set forth in Section 11.1. Prompt written notice of the taking of action without a meeting shall be given to the Partners who have not consented in writing to such action.

11.5 Closing of Transfer Record; Record Date. For the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners, any reconvening thereof, or to act by consent, the General Partner may provide that the transfer record shall be closed for at least ten (10) days immediately preceding such meeting (or such shorter time as may be reasonable in light of the period of the notice) or the first solicitation of consents in writing. If the transfer record is not closed and if no record date is fixed for determining the Partners entitled to notice of or to vote at a meeting of Partners or by consent, the date on which the notice of the meeting is mailed or the first written consent is received by the General Partner shall be the record date for such determination.

12. ADVISORY BOARD

12.1 Advisory Board. Effective for all purposes on the date of this Agreement, the General Partner and the Limited Partners shall form an advisory board of the Partnership (the “Advisory Board”) comprised of the Category A Directors and the Category B Directors. The Advisory Board shall consist of the number of Directors as designated from time to time by the General Partner, with the initial Board being composed of seven (7) Directors. The Category A Directors shall be appointed by the General Partner. The Category B Directors shall be elected by the Limited Partners. The number of Directors in each of Category A and Category B shall be in a similar proportion (rounded to the nearest whole numbers) as the number of Units owned by General Partner and its Affiliates (whether owned as a general partner or a limited partner) bears to the number of Units owned by the Limited Partners (other than the General Partner and its Affiliates); provided, however, that the minimum number of Category B Directors shall be three (3). In the election of Directors by the Limited Partners, only the Units owned by the Limited Partners (and not any Units owned by the General Partner and its Affiliates) shall be considered in the voting. The Advisory Board shall be created and operated to provide to the General Partner input, recommendations and guidance regarding the Facilities’ operation (e.g., new programs and services, operating and capital budgets, facility and equipment needs, quality assurance issues and strategic planning). Each individual selected to serve on the Advisory Board shall serve for a term of one (1) year and thereafter until his successor is appointed or elected, unless he sooner resigns or is removed. A member of the Advisory Board may be removed without cause by only that class of Partners who had the right to vote for his initial appointment. The unexpired term of a removed member shall be filled by an individual appointed by the class of Partners who had the right to vote on the removed member’s initial appointment to the Advisory Board. The Category A Directors and the Category B Directors shall elect annually the Chairman of the Advisory Board.

12.2 Manner of Exercise of Advisory Board’s Authority. All responsibilities granted to the Advisory Board under this Agreement shall be exercised by the Advisory Board as a body, and no member of the Advisory Board, acting alone, shall have the authority to act on behalf of the Advisory Board. In no event shall the Advisory Board have the authority to act on behalf of, or to bind in any way, the Partnership.

12.3 Meetings of the Advisory Board. The Advisory Board shall hold regular meetings on at least an annual basis. In addition, each member of the Advisory Board shall be available at all reasonable times to consult with other members of the Advisory Board on matters relating to the duties of the Advisory Board. Meetings of the Advisory Board shall be held at the call of the General Partner, the Chairman of the Advisory Board, or any three members of the Advisory Board requesting such meeting through such Chairman, upon not less than five (5) business days written or telephonic notice to the members of the Advisory Board, such notice specifying all matters to come before the Advisory Board for action at such meeting. The presence of any member of the Advisory Board at a meeting shall constitute a waiver of notice of the meeting with respect to such member. The members of the Advisory Board may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. A member’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement. No proxy votes at any meeting shall be permitted.

13. TRANSFER OF UNITS AND ADDITIONAL LIMITED PARTNERS

13.1 Transfers by Limited Partners. Except as otherwise set forth in this Article 13 and Article 14, a Limited Partner may not sell, assign, transfer, pledge or hypothecate all or any part of its interest in the Partnership without the prior written consent of the General Partner. The General Partner in its sole discretion may withhold its consent to any transfer for which such consent is required with or without reasonable cause. If a Limited Partner receives the prior consent of the General Partner, he may sell his interest in the Partnership if the following conditions are satisfied:

(a) The sale, transfer or assignment is to a Qualified Purchaser and is with respect to one or more Units;

(b) The sale, transfer or assignment, when aggregated with any prior sales, transfers or assignments of Partnership interests, does not result in a sale or exchange within a twelve (12) month period of fifty percent (50%) or more of the total interests in the Partnership’s capital and profits within the meaning of Code Section 708(b) (provided that such a sale, transfer or assignment may be completed if Approved by the Partners);

(c) The Limited Partner and its transferee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner;

(d) Unless waived in writing by the General Partner, the Limited Partner delivers to the General Partner an opinion of counsel satisfactory to the General Partner, covering such securities and tax laws and other aspects of the proposed transfer as the General Partner may reasonably request;

(e) The Limited Partner has furnished to the transferee a written statement showing the name and taxpayer identification number of the Partnership in such form and together with such other information as may be required under Section 6050K of the Code and the Regulations thereunder; and

(f) The Limited Partner pays the Partnership a transfer fee that is sufficient to pay all reasonable expenses of the Partnership (which shall include any and all expenses of the General Partner) in connection with such transaction.

Any Limited Partner who thereafter sells, assigns or otherwise transfers all or any portion of his interest in the Partnership shall promptly notify the General Partner of such transfer and shall furnish to the General Partner the name and address of the transferee and such other information as may be required under Section 6050K of the Code and the Regulations thereunder.

13.2 Substituted Limited Partner. No Person taking or acquiring, by whatever means, the interest of any Limited Partner in the Partnership, shall be admitted as a Substituted Limited Partner without the consent of the General Partner (which consent may be withheld in the sole discretion of the General Partner) and unless such Person:

(a) Elects to become a Substituted Limited Partner by delivering notice of such election to the Partnership;

(b) Executes, acknowledges and delivers to the Partnership such other instruments as the General Partner may deem necessary or advisable to effect the admission of such Person as a Substituted Limited Partner, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and

(c) Pays a transfer fee to the Partnership in an amount sufficient to cover all reasonable expenses connected with the admission of such Person as a Substituted Limited Partner.

13.3 Basis Adjustment. Upon the transfer of all or part of an interest in the Partnership, at the request of the transferee of the interest the General Partner may, in its sole discretion, cause the Partnership to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Partnership properties as provided by Sections 734 and 743 of the Code.

13.4 Transfer by General Partner. Notwithstanding any of the provisions of this Agreement to the contrary, the General Partner and its Affiliates may transfer, convey, sell or assign their Units (whether Limited Partner or General Partner Units) to any Columbia Affiliate or any third party, and may pledge, encumber, or otherwise give as collateral for loans or other indebtedness, any of its interests in the Partnership, and the pledgee or other holder of any such pledge, encumbrance, or security interest may exercise its rights with respect thereto, including without limitation, its rights to foreclose, transfer, convey, sell or assign such interests, without the consent of, or notice to, any other Partner.

13.5 Admission of Additional Limited Partners. The General Partner is authorized to issue limited partnership interests in the Partnership to Persons who are Qualified Purchasers and to admit them to the Partnership as Additional Limited Partners, which in all instances shall comply with applicable securities laws. The General Partner shall have complete discretion in determining the consideration, which must be based on then current value (which must be fully paid in cash or property at the time of subscription), and the terms and conditions with respect to the Partnership for admitting Additional Limited Partners. The General Partner will not permit any Person to become an Additional Limited Partner unless such Person certifies in writing to the General Partner that the Person is a Qualified Purchaser and agrees to be bound by the terms of this Agreement. The General Partner shall do all things necessary to comply with the Act and is authorized to do all things it deems to be necessary or advisable in connection with the Partnership for admitting any Additional Limited Partner, including, but not limited to, complying with any statute, rule, regulation or guideline issued by any Federal, state or other governmental agency.

13.6 Transfer Procedures. The General Partner shall establish a transfer procedure consistent with this Article 13 to ensure that all conditions precedent to the admission of a Substituted Limited Partner or Additional Limited Partner have been complied with.

13.7 Invalid Transfer. No transfer of an interest in the Partnership that is in violation of this Article 13 shall be valid or effective, and the Partnership shall not recognize any improper transfer for the purposes of making allocations, payments of profits, return of capital contributions or other distributions with respect to such Partnership interest, or part thereof. The Partnership may enforce the provisions of this Article 13 either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Article 13.

13.8 Distributions and Allocations in Respect of a Transferred Ownership Interest. If any Partner sells, assigns or transfers any part of his interest in the Partnership during any accounting period in compliance with the provisions of this Article 13, Partnership income, gain, deductions and losses attributable to such interest for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the appropriate accounting period in accordance with Code Section 706(d), using the daily proration method. All Partnership distributions on or before the effective date of such transfer shall be made to the transferor, and all such Partnership distributions thereafter shall be made to the transferee. Solely for purposes of making Partnership tax allocations and distributions, the Partnership shall recognize a transfer on the day following the day of transfer. Neither the Partnership nor the General Partner shall incur any liability for making Partnership allocations and distributions in accordance with the provisions of this Section 13.8, whether or not the General Partner or the Partnership have knowledge of any transfer of any interest in the Partnership or part thereof where the transferee is not admitted as a Substituted Limited Partner.

13.9 Additional Requirements of Admission to Partnership. The General Partner shall not admit any Person as a Limited Partner if such admission would have the effect of causing the Partnership to be re-classified for Federal income tax purposes as an association (taxable as a corporation under the Code), or would violate any Medicare or other health care law, rule or regulation, or would not meet applicable exemptions from securities registration and securities disclosure provided under Federal and state securities laws.

13.10 Amendment to Exhibit “B”. The General Partner shall amend Exhibit “B” attached to this Agreement from time to time to reflect the admission of any successor General Partner, Substituted Limited Partners or Additional Limited Partners, or the reduction or termination of any Partner’s interest in the Partnership.

14. RIGHT TO LIQUIDATE OR PURCHASE PARTNERSHIP INTERESTS

14.1 Partnership’s and General Partner’s Right of First Refusal. Subject to the restrictions on transfer set forth in Article 13, if any Limited Partner receives or obtains an offer from a third party to acquire in any manner all or any part of its interest in the Partnership which offer the Limited Partner intends to accept, the Limited Partner shall promptly notify the General Partner in writing of the offer received, including the name of the offeror, the number of whole or partial Units offered to be purchased, the proposed purchase price and the other terms and conditions of the offer. The Partnership shall have the option for a period of sixty (60) days from the day the General Partner receives notice of such offer to purchase such Limited Partner’s interest in the Partnership on the same terms and conditions contained in the offer, The Partnership may exercise its option by notifying the Limited Partner proposing to sell prior to the end of such sixty (60) day period of its exercise of the option and shall thereafter purchase such Limited Partner’s interest within such sixty (60) day period (unless such exercise is subsequently revoked). If the Partnership does not exercise its option, the General Partner shall have the option to purchase such Limited Partner’s interest in the Partnership on the same terms and conditions within the same sixty (60) day period. If the Partnership and the General Partner fail to or both indicate in writing that they will not exercise the option, within the period provided, or if either the Partnership or the General Partner exercises the option but fails to effect the purchase within the prescribed period, the Limited Partner, in accordance with and subject to the provisions of

Article 13, may convey or dispose of the part of the Partner’s interest in the Partnership that was the subject of the offer but only at the price, terms and conditions, and to the party specified in the offer notice to the General Partner. If terms and conditions more favorable to the proposed purchaser than, or in any material manner different from, those offered to the Partnership and the General Partner should be agreed to by the Limited Partner, the Partnership and the General Partner shall again have the option to purchase the selling Limited Partner’s interest in the Partnership which is subject to the more favorable or different purchase terms in accordance with this Section 14.1. Neither the General Partner nor the Partnership shall be liable or accountable to any Limited Partner which attempts to transfer its interest in the Partnership for any loss, damage, expense, cost, or liability resulting from the Partnership’s or General Partner’s exercise or failure to exercise the purchase option under this Section 14.1, delay in notifying the Limited Partner of the Partnership’s or the General Partner’s intention not to exercise the purchase option, or its enforcement of the requirements of this Section 14.1 in the event that it elects not to exercise the purchase option. The Partnership’s or the General Partner’s failure to exercise the purchase option or to indicate in writing that it is electing not to exercise the option shall not be deemed a consent of the General Partner to allow any third party transferee to become a Substituted Limited Partner, such consent being controlled by the provisions of Section 13.2.

14.2 Occurrence of Terminating Event or Adverse Terminating Event.

(a) In the event a Terminating Event shall occur with respect to any Limited Partner, such Partner or the Partner’s successor or other legal representative shall give written notice thereof to the Partnership within thirty (30) days of the occurrence of such event. Upon the receipt of such notice, the Partnership shall have the right, but not the obligation, for the ensuing sixty (60) days to purchase such Partner’s interest in the Partnership. If the Partnership has not received written notice of a Terminating Event with respect to any Limited Partner as required under this Section 14.2(a), the Partnership will have the right to purchase such Partner’s interest in the Partnership for sixty (60) days after the Partnership has actual knowledge of the occurrence of any such event and gives written notice thereof to the Limited Partner. Notwithstanding anything to the contrary in this Agreement, the failure of a Limited Partner to notify the Partnership of the occurrence of a Terminating Event as required under this Section 14.2(a) shall not constitute the occurrence of an Adverse Terminating Event.

(b) In the event the General Partner determines that an Adverse Terminating Event has occurred with respect to any Limited Partner, the Partnership shall give written notice thereof to such Partner and, for a period of sixty (60) days from the date of such notice, the Partnership shall have the right, but not the obligation, to purchase such Partner’s interest in the Partnership.

(c) In the event the Partnership does not elect to exercise its right to purchase such Partner’s interest in the Partnership pursuant to subsections (a) or (b) above, then the General Partner shall have the right, but not the obligation, within the time period indicated in Section 14.2(a) hereof to purchase such Partner’s interest, pursuant to the same terms provided in Section 14.3 hereof for Partnership purchases of such Partner’s interest.

14.3 Payment for Partnership Interest.

(a) If any Limited Partner’s interest in the Partnership is purchased because of the occurrence of a Terminating Event, the amount the Partnership will pay for each Unit owned by such Partner shall be equal to the Valuation Price.

(b) If the Partnership purchases any Limited Partner’s interest in the Partnership as a result of an Adverse Terminating Event, the amount to be paid by the Partnership to such Partner shall be equal to the lesser of (i) the Valuation Price; or (ii) the amount paid by the Limited Partner to acquire his Units less any distributions to such Partner pursuant to Section 6.1 hereof.

(c) If the Partnership purchases any Limited Partner’s interest in the Partnership as provided in this Section 14.3, the Partnership shall pay any such amounts owed therefor to such Partner or its successor in a lump sum or, at the discretion of the General Partner, in up to sixty (60) equal monthly payments with interest at the “prime” or base rate as established from time to time by SunTrust Bank on the unpaid principal balance. If the General Partner exercises its discretion to pay for a Partnership interest in monthly installments, the first such installment will be paid to the Partner or his successor in interest on the first day of the month after thirty (30) days have expired since the Partner’s interest in the Partnership has been purchased. Each subsequent installment shall be paid on the first day of each successive month until the full amount owed to the Partner or his successor in interest has been paid. The Partnership’s obligation to pay the Partner in monthly installments under this Section 14.3 will be evidenced by a nonrecourse promissory note executed by the General Partner on behalf of the Partnership.

14.4 Subsequent Legislation. If any Limited Partners are prohibited from owning an interest in the Partnership as a result of the enactment of any statute, regulation or other law or the judicial or administrative interpretation of any existing or future statute, regulation or other law, the General Partner shall attempt to restructure the Partnership in order to comply with such enactment or interpretation in accordance with the provisions of Section 18.8. If the Partnership cannot be so restructured, the Partnership will liquidate all the Limited Partners’ interests in the Partnership as provided in this Section 14.4. The Partnership shall pay each Limited Partner for his interest in the Partnership the Valuation Price of such interest. Such amount will be paid to each Limited Partner in sixty (60) equal monthly payments with interest on the unpaid principal balance at the rate announced from time to time by Chemical Bank as its “prime” or base rate, as such rate may be in effect. The first such installment shall be paid to the Limited Partner on the first day of the month after thirty (30) days have expired since the Partner’s interest in the Partnership had been terminated, with subsequent installments paid on the first day of each successive month thereafter until paid in full. The Partnership’s obligation to pay the Limited Partners in sixty (60) equal monthly installments under this Section 14.4 will be evidenced by nonrecourse promissory notes executed by the General Partner on behalf of the Partnership.

14.5 Divorce of Limited Partner. In the event of a divorce of a Limited Partner in which all or any part of the divorcing Limited Partner’s interest in the Partnership is awarded to the spouse, the divorcing Limited Partner shall have the first and prior right to purchase from the spouse the interest or portion thereof to be transferred to the spouse. In the event the divorcing Limited Partner is unable or unwilling to purchase such interest within sixty (60) days of the order or settlement agreement effecting the award, the Partnership shall have the exclusive right to purchase such interest for a period of sixty (60) days after the expiration of such prior sixty (60) day period or the earlier receipt by the Partnership of notice from the divorcing Limited Partner that he is unable or unwilling to purchase such interest. The Partnership shall give written notice to the spouse of its election to purchase such interest within such sixty (60) day period. In the event of the purchase by either the divorcing Limited Partner or the Partnership, the purchase price for such interest shall be the Valuation Price, multiplied by that percentage of the interest of the divorcing Limited Partner which was awarded to the spouse. The last day of the month in which the order or settlement agreement effecting the award was dated will be the time used as the reference time for determining the last ended period for purposes of the Valuation Price; the purchase price so determined will be payable in the manner described in Section 14.3(c).

14.6 Federal Income Tax Treatment. In the event the Partnership exercises the right to purchase any Partner’s interest in the Partnership under this Article 14, one hundred percent (100%) of all payments made by the Partnership to such Partner hereunder in consideration for such Partner’s Partnership interest will, for Federal income tax purposes, be classified as a Code Section 736(b) payment except for such Partner’s share of the Partnership’s “unrealized receivables,” as defined in Code Section 751(c) which will be classified as a Code Section 736(a)(1) payment. The General Partner shall conclusively determine or cause to be determined any such Partner’s share of “unrealized receivables.” Neither the Partnership nor the General Partner shall be liable to any Person for any inaccuracy in determining any such Partner’s share of the Partnership’s “unrealized receivables.”

15. DISSOLUTION

15.1 Causes. Each Partner expressly waives any right which it might otherwise have to dissolve the Partnership except as set forth in this Article 15. The Partnership shall be dissolved upon the first to occur of the following:

(a) The Bankruptcy, dissolution or any other occurrence which would legally disqualify the General Partner from acting hereunder;

(b) The Approval by the Partners of an instrument dissolving the Partnership;

(c) The dissolution of the Partnership by judicial decree;

(d) The General Partner in its reasonable discretion determines that a rule, ordinance, regulation, statute or government pronouncement has or may be enacted that would make any material aspect of this Agreement or the activities conducted by the Partnership unlawful or eliminate or substantially reduce, either directly or indirectly, the benefits that would accrue to the Partners (including the General Partner) with respect to continuing the Partnership’s business operations; or

(e) December 31, 2050.

Nothing contained in this Section 15.1 is intended to grant to any Partner the right to dissolve the Partnership at will (by retirement, resignation, withdrawal or otherwise), or to exonerate any Partner from liability to the Partnership and the remaining Partners if it dissolves the Partnership at will. Any dissolution at will of the Partnership, including dissolution caused under Section 15.1(a), shall be in contravention of this Agreement for purposes of the Act. Dissolution of the Partnership under Section 15.1(c) shall not constitute a dissolution at will.

15.2 Reconstitution. If the Partnership is dissolved as a result of an event described in Section 15.1(a) the Partnership may be reconstituted and its business continued if, within ninety (90) days after the date of dissolution, Limited Partners holding ninety percent (90%) of the outstanding Units held by Limited Partners (including Units held as limited partner by Columbia Affiliates) affirmatively elect to reconstitute the Partnership, agree on the identity of the new general partner or partners, and execute an instrument confirming such facts. If the Partnership is reconstituted, an amendment to this Agreement shall be executed and an amended Certificate of Limited Partnership filed of record.

15.3 Interim Manager. If the Partnership is dissolved as a result of an event described in Section 15.1(a) and the General Partner is unable to continue acting as the General Partner of the Partnership, those Partners who own Units representing a majority of the aggregate Sharing Percentage of all of the Partners (excluding that owned by the General Partner) may appoint an interim manager of the Partnership, who shall have and may exercise only the rights, powers and duties of a general partner necessary to preserve the Partnership assets, until (a) the new general partner is elected under Section 15.2, if the Partnership is reconstituted; or (b) a Liquidator is appointed under Section 16.1, if the Partnership is not reconstituted. The interim manager shall not be liable as a general partner to the Limited Partners and shall, while acting in the capacity of interim manager on behalf of the Partnership, be entitled to the same indemnification rights as are set forth in Section 8.6. The interim manager appointed as provided herein shall be entitled to receive such reasonable compensation for its services as may be agreed upon by such interim manager and those Partners who appointed the interim manager.

16. WINDING UP AND TERMINATION

16.1 General. If the Partnership is dissolved and is not reconstituted, the General Partner (or in the event that the General Partner has withdrawn or is deemed to be in Bankruptcy, a Liquidator or liquidating committee selected by those Limited Partners who own at least 67% of the aggregate Partners’ Sharing Percentage (excluding that owned by the General Partner) shall continence to wind up the affairs of the Partnership and to liquidate and sell the Partnership’s assets. The party or parties actually conducting such liquidation in accordance with the foregoing sentence, whether the General Partner, a Liquidator or a liquidating committee, is herein referred to as the “Liquidator.” The Liquidator (if other than the General Partner) shall have sufficient business expertise and competence to conduct the winding up and termination of the Partnership and, in the course thereof, to cause the Partnership to perform any contracts which the Partnership has or thereafter enters into. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property under such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (if other than the General Partner) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and those Limited Partners who own at least 67% of the aggregate Partners’ Sharing Percentage (excluding that owned by the General Partner). If the General Partner serves as the Liquidator, the General Partner shall not be entitled to receive any fee for carrying out the duties of the Liquidator. The Liquidator may resign at any time by giving fifteen (15) days prior written notice and may be removed at any time, with or without cause, by written notice of Limited Partners who own at least 67% of the aggregate Partners’ Sharing Percentage, (excluding that owned by the General Partner). Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within thirty (30) days thereafter, be appointed by those Limited Partners who own at least 67% of the aggregate Partners’ Sharing Percentage (excluding that owned by the General Partner), evidenced by written appointment and acceptance. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the General Partner under the terms of this agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator (if other than the General Partner) shall not be liable as a general partner to the Limited Partners and shall, while acting in such capacity on behalf of the Partnership, be entitled to the indemnification rights set forth in Section 8.6.

16.2 Court Appointment of Liquidator. If, within ninety (90) days following the date of dissolution or other time provided in Section 16.1, a Liquidator or successor Liquidator has not been appointed in the manner provided therein, any interested party shall have the right to make application to any United States Federal District Judge (in his individual and not judicial capacity) for the United States Federal Court, Southern District of Texas, for appointment of a Liquidator or successor Liquidator, and the Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate a Liquidator or successor Liquidator who shall have all the powers, duties, rights and authority of the Liquidator herein provided.

16.3 Liquidation. The Liquidator shall give all notices to creditors of the Partnership and shall make all publications required by the Act. In the course of winding up and terminating the business and affairs of the Partnership, the assets of the Partnership (other than cash) shall be sold, its liabilities and obligations to creditors, including any Partners who made loans to the Partnership as provided in Section 4.4 hereof, and all expenses incurred in its liquidation shall be paid, and all resulting items of Partnership income, gain, loss or deduction shall be credited or charged to the Capital Accounts of the Partners in accordance with Article 5. All Partnership property shall be sold upon liquidation of the Partnership and no Partnership property shall be distributed in kind to the Partners. Thereafter, all Partnership assets shall be distributed among all Partners having positive Capital Account balances (as determined after giving effect to all adjustments attributable to allocations of items of profit and loss realized by the Partnership during the fiscal year in question (including items of profit and loss realized on the liquidation) and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution), pro rata in accordance with such positive Capital Account balances. This distribution shall be made no later than the end of the fiscal year during which the Partnership is liquidated (or, if later, ninety (90) days after the date on which the Partnership is liquidated). Upon the completion of the liquidation of the Partnership and the distribution of all the Partnership funds, the Partnership shall terminate and the General Partner (or the Liquidator, as the case may be) shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners may instead be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership property, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

16.4 Creation of Reserves. After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

16.5 Final Statement. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner’s pro rata portion of distributions under Section 16.3, and the amount retained as reserves by the Liquidator under Section 16.4.

17. POWER OF ATTORNEY

17.1 General Partner as Attorney-in-Fact. Each Limited Partner hereby makes, constitutes, and appoints the General Partner, with full power of substitution and resubstitution, his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit to sign, execute, certify, acknowledge, swear to, file, and record (a) this Agreement and all agreements, certificates, instruments, and other documents amending or changing this Agreement as now or hereafter amended which the General Partner may deem necessary, desirable, or appropriate including, without limitation, to reflect (i) the valid exercise by any General Partner of any power granted to it under this Agreement; (ii) any amendments adopted by the Partners in accordance with the terms of this Agreement; (iii) the valid admission of any Substituted Limited Partner or Additional Limited Partner to the Partnership; or (iv) the valid disposition by any Partner of his interest in the Partnership; and (b) any certificates, instruments, or documents as may be required by, or may be appropriate under, the laws of the States of Delaware and Texas.

17.2 Nature of Special Power. The power of attorney granted pursuant to this Article 17:

(a) is a special power of attorney coupled with an interest and is irrevocable;

(b) may be exercised by any such attorney-in-fact by listing the Limited Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Limited Partners; and

(c) shall survive the death, disability, legal incapacity, Bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of its interest in the Partnership, except that where the assignment is of such Limited Partner’s entire interest in the Partnership and the assignee, with the consent of the General Partner, is admitted as a Substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

18. MISCELLANEOUS

18.1 Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or upon being placed in the United States mail, registered or certified with return receipt requested, or when sent by prepaid telegram or facsimile followed by confirmatory receipt. For purposes of notice, the addresses of the Partners shall be as stated under their names on the attached Exhibit “B”; provided, however, that each Partner shall have the right to change his address with notice hereunder to any other location by the giving of thirty (30) days notice to the General Partner in the manner set forth above.

18.2 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive Federal laws of the United States and the laws of the State of Delaware.

18.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Partners, and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Articles 13 or 14 hereof.

18.4 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

18.5 Time. Time is of the essence with respect to this Agreement.

18.6 Waiver of Partition. Notwithstanding any statute or principle of law to the contrary, each Partner hereby agrees that, during the term of the Partnership, he or it shall have no right (and hereby waives any right that he or it might otherwise have had) to cause any Partnership property to be partitioned and/or distributed in kind.

18.7 Entire Agreement. This Agreement contains the entire agreement among the Partners relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated. This Agreement supersedes, amends and restates in its entirety the Original Partnership Agreement.

18.8 Amendments. Except as otherwise expressly provided in Section 8.4 and this Section 18.8 amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document Approved by the Partners and any alleged amendment or modification herein which is not so documented shall not be effective as to any Partner. The General Partner may, without the consent of any Limited Partner, amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith to reflect:

(a) a change in the location of the principal place of business of the Partnership not inconsistent with the provisions of Section 3.2, or a change in the registered office or the registered agent of the Partnership;

(b) admission of a Limited Partner into the Partnership or termination of any Limited Partner’s interest in the Partnership in accordance with this Agreement;

(c) qualification of the Partnership as a limited partnership under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for Federal income tax purposes, provided, in either case, such action shall not adversely affect any Limited Partner;

(d) a change (i) that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect; (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Federal or state agency or contained in any Federal or state statute, compliance with any of which the General Partner deems to be in the best interest of the Partnership and the Limited Partners; or (iii) that is required or contemplated by this Agreement;

(e) an addition to the representations, duties, or obligations of the General Partner; or

(f) a change to any provision in this Agreement required to be so changed by the staff of the Securities and Exchange Commission or other Federal agency or by a State Securities Commissioner or similar official, which change is deemed by such commission, agency or official to be for the benefit or protection of the Limited Partners.

However, no amendment or modification which disproportionately affects the interest of any Partner in the capital, profits or losses of or distributions or allocations with respect to, the Partnership shall be effective as to any Partner unless the same has been set forth in a document duly executed by such Partner.

18.9 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Partners as expressed herein, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

18.10 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

18.11 Exhibits. Each exhibit to this Agreement is incorporated herein for all purposes.

18.12 Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

18.13 Section Headings. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

18.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the effective date first referenced above.

GENERAL PARTNER:

RIO GRANDE REGIONAL HOSPITAL, INC.

By:	/s/ Rachael A. Seifert
Name:	Rachael A. Seifert
Title:	Vice President

ORIGINAL LIMITED PARTNER (signs for purpose of withdrawal):

HCA HEALTH SERVICES OF TEXAS, INC.

By:	/s/ Rachael A. Seifert
Name:	Rachael A. Seifert
Title:	Vice President

LIMITED PARTNERS:

COLUMBIA-SDH HOLDINGS, INC.

By:	/s/ Rachael A. Seifert
Name:	Rachael A. Seifert
Title:	Vice President

ON BEHALF OF ALL OTHER PARTNERS EXCEPT COLUMBIA-SDH HOLDINGS, INC.

By:	RIO GRANDE REGIONAL HOSPITAL, INC.

Pursuant to Power of Attorney Granted by all Limited Partners listed on Exhibit B hereto

By:	/s/ Rachael A. Seifert
Name:	Rachael A. Seifert
Title:	Vice President

EXHIBIT B

GENERAL PARTNER	Capital Contribution	Units

___________________	$__________	________________

LIMITED PARTNERS	Capital Contribution	Units

___________________	$__________	________________

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

COLUMBIA RIO GRANDE HEALTHCARE, L.P.

Exhibit A

ALLOCATION OF PROFIT AND LOSS

AND OTHER TAX MATTERS

i

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein shall have the meanings assigned to them in the Amended and Restated Limited Partnership Agreement of Columbia Rio Grande Healthcare, L.P. Notwithstanding the foregoing, the following definitions shall be applicable to the following terms as used in this Exhibit A.

(a) Adjusted Net Income Or Loss.

“Adjusted Net Income Or Loss” for any fiscal year (or portion thereof) shall mean the excess (or deficit) of (x) the Gross Income for such period (not including Gross Income (if any) allocated during such period pursuant to Sections 3.1(a), 3.1(b) and 3.1(c) hereof) over (y) the Deductible Expenses for such period (not including Deductible Expenses (if any) allocated during such period pursuant to Sections 3.1(d) and 3.1(e) hereof) with the following modifications:

(i) Any item of Partnership profit that is exempt from Federal income tax and not otherwise taken into account in computing Adjusted Net Income Or Loss pursuant to this Section 1.1(a) shall be treated as additional Gross Income and, if not otherwise allocated pursuant to Section 3.1(a), 3.1(b) or 3.1(c) hereof, added to the amount otherwise calculated as Adjusted Net Income Or Loss under this Section 1.1(a); and

(ii) Any Partnership expenditure that is described in section 705(a)(2)(B) of the Code (relating to Partnership expenditures that are not deductible for Federal income tax purposes in computing taxable income and not properly chargeable to capital), or treated as so described pursuant to section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Adjusted Net Income Or Loss pursuant to this Section 1.1(a) shall be treated as an additional Deductible Expense and, if not otherwise allocated pursuant to Section 3.1(d) or 3.1(e) hereof, subtracted from the amount otherwise calculated as Adjusted Net Income Or Loss under this Section 1.1(a).

(b) Agreed Value.

“Agreed Value” for purposes of this Exhibit A of any property contributed to the capital of the partnership shall mean the fair market value of such property at the time of contribution (as agreed to in writing by the Partners without regard to section 7701(g) of the Code (i.e., determined without regard to the amount of Nonrecourse Liabilities to which such property is subject)).

(c) Book Basis.

The initial “Book Basis” of any Partnership property shall be equal to the Partnership’s initial adjusted tax basis in such property; provided, however, that the initial “Book Basis” of any Partnership property contributed to the capital of the Partnership shall be equal to the Agreed Value of such property. Effective immediately after giving effect to the allocations of profit and loss, as computed for book purposes, for each fiscal year under Section 3.1 hereof, the

Book Basis of each Partnership property shall be adjusted downward by the amount of Book Depreciation allowable to the Partnership for such fiscal year with respect to such property. In addition, effective immediately prior to any Revaluation Event, the Book Basis of each Partnership property shall be further adjusted upward or downward, as necessary, so as to equal the fair market value of such property at the time of such Revaluation Event (as agreed to in writing by the Partners taking section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)).

(d) Book Depreciation.

The amount of “Book Depreciation” allowable to the Partnership for any fiscal year with respect to any Partnership property shall be equal to the product of (1) the amount of Tax Depreciation allowable to the Partnership for such year with respect to such property, multiplied by (2) a fraction, the numerator of which is the property’s Book Basis as of the beginning of such year (or the date of acquisition if the property is acquired during such year) and the denominator of which is the property’s adjusted tax basis as of the beginning of such year (or the date of acquisition if the property is acquired during such year). If the denominator of the fraction described in clause (2) above is equal to zero, the amount of “Book Depreciation” allowable to the Partnership for any fiscal year with respect to the Partnership property in question shall be determined under any reasonable method selected by the General Partner.

(e) Book Gain Or Loss.

“Book Gain Or Loss” realized by the Partnership in connection with the disposition of any Partnership property shall mean the excess (or deficit) of (1) the amount realized by the Partnership in connection with such disposition (as determined under section 1001 of the Code) over (2) the Book Basis of such property at the time of the disposition.

(f) Book/Tax Disparity Property.

“Book/Tax Disparity Property” shall mean any Partnership property that has a Book Basis which is different from its adjusted tax basis to the Partnership. Thus, any property that is contributed to the capital of the Partnership by a Partner shall be a “Book/Tax Disparity Property” if its Agreed Value is not equal to the Partnership’s initial tax basis in the property. In addition, once the Book Basis of a Partnership property is adjusted in connection with a Revaluation Event to an amount other than its adjusted tax basis to the Partnership, the property shall thereafter be a “Book/Tax Disparity Property.”

(g) Capital Account.

“Capital Account” shall have the meaning assigned to such term in Section 4.2 of the Agreement.

2

(h) Capital Transaction.

“Capital Transaction” shall mean (1) any transaction pursuant to which the Partnership borrows funds, all or part of the Partnership’s properties are sold, condemned, exchanged, abandoned or otherwise disposed of, insurance proceeds or other damages are recovered by the Partnership or any other transaction which, in accordance with generally accepted accounting principles, is considered capital in nature (including, without limitation, any transaction that is entered into in connection with, or results in, the Liquidation of the Partnership).

(i) Deductible Expenses.

“Deductible Expenses” for any fiscal year (or portion thereof) shall mean all items, as calculated for book purposes, which are allowable as deductions to the Partnership for such period under Federal income tax accounting principles (including Book Depreciation but excluding any expense or deduction attributable to a Capital Transaction).

(j) Economic Risk Of Loss.

“Economic Risk Of Loss” borne by any Partner for any Partnership liability shall mean the aggregate amount of economic risk of loss that such Partner and all Related Persons to such Partner are treated as bearing with respect to such liability pursuant to section 1.752-2 of the Regulations.

(k) Gross Income.

“Gross Income” for any fiscal year (or portion thereof) shall mean the gross income derived by the Partnership from all sources (other than from capital contributions and loans to the Partnership and other than from a Capital Transaction) during such period, as calculated for book purposes in accordance with Federal income tax accounting principles.

(l) Liquidation.

“Liquidation” of a Partner’s Units or other interest in the Partnership shall mean and be deemed to occur upon the earlier of (1) the date upon which the Partnership is terminated under section 708(6)(1) of the Code, (2) the date upon which the Partnership ceases to be a going concern (even though it may continue in existence for the limited purpose of winding up its affairs, paying its debts and distributing any remaining Partnership properties to the Partners) or (3) the date upon which there is a liquidation of the Partner’s Units or other interest in the Partnership (but the Partnership is not terminated) under section 1.761-1(d) of the Regulations. “Liquidation” of the Partnership shall mean and be deemed to occur upon the earlier of (a) the date upon which the Partnership is terminated under section 708(b)(1) of the Code or (b) the date upon which the Partnership ceases to be a going concern (even though it may continue in existence for the limited purpose of winding up its affairs, paying its debts and distributing any remaining Partnership properties to the Partners).

(m) Modified 752 Share Of Recourse Debt.

“Modified 752 Share of Recourse Debt” of any Partner shall mean, as of any date, the Economic Risk Of Loss borne by such Partner with respect to Recourse Debt of the Partnership (determined, as of the date in question, by assuming, for purposes of section 1.752-2 of the Regulations, that the Partnership constructively liquidates on such date (within the

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meaning of section 1.752-2 of the Regulations) except that all Partnership properties shall be deemed thereunder to be transferred in fully taxable exchanges for an aggregate amount of cash consideration equal to their respective Book Bases and such consideration shall be deemed thereunder to be used, in the appropriate order of priority, in full or partial satisfaction of all Partnership liabilities).

(n) Nonrecourse Deductions.

“Nonrecourse Deductions” shall mean any and all items of Book Depreciation and other Deductible Expenses that are treated as “nonrecourse deductions” under section 1.704-2(c) of the Regulations.

(o) Nonrecourse Liability.

“Nonrecourse Liability” shall mean any Partnership liability treated as a “nonrecourse liability” under section 1.704-2(b)(3) of the Regulations. Subject to the foregoing sentence, “Nonrecourse Liability” shall mean any Partnership liability (or portion thereof) for which no Partner bears the Economic Risk Of Loss.

(p) Partner Nonrecourse Debt Minimum Gain.

“Partner Nonrecourse Debt Minimum Gain” shall mean the amount of Partnership “minimum gain” that is computed strictly in accordance with the principles of section 1.704-20(i)(2) of the Regulations. A Partner’s share of such “Partner Nonrecourse Debt Minimum Gain” shall be calculated in accordance with the provisions of section 1.704-2(i)(5) of the Regulations.

(q) Partner Nonrecourse Debt.

“Partner Nonrecourse Debt” shall mean any Partnership liability that is treated as a “Partner nonrecourse debt” under section 1.704-2(b)(4) of the Regulations.

(r) Partner Nonrecourse Deductions.

“Partner Nonrecourse Deductions” shall mean any and all items of Book Depreciation and other Deductible Expenses that are treated as “partner nonrecourse deductions” under section 1.704-2(i) of the Regulations.

(s) Partnership Minimum Gain.

“Partnership Minimum Gain” shall mean the amount of Partnership “minimum gain” that is computed strictly in accordance with the principles of section 1.704-2(d)(1) of the Regulations. A Partner’s share of such “Partnership Minimum Gain” shall be calculated in accordance with the provisions of section 1.704-2(g) of the Regulations.

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(t) Recourse Debt.

“Recourse Debt” shall mean any Partnership liability (or portion thereof) that is neither a Nonrecourse Liability nor a Partner Nonrecourse Debt.

(u) Related Person.

“Related Person” shall mean, as to any Partner, any person who is related to such Partner (within the meaning of section 1.752-4(b) of the Regulations).

(v) Revaluation Event.

“Revaluation Event” shall mean any of the following occurrences: (1) the contribution of money or other property (other than a de minimis amount) by a new or existing Partner to the capital of the Partnership as consideration for the issuance of an additional Unit or other interest in the Partnership; (2) the distribution of money or other property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for a Unit or other interest in the Partnership; or (3) the termination of the Partnership for Federal income tax purposes under section 708(b)(1)(B) of the Code; provided, however, under no circumstances shall the issuance of Units pursuant to Section 13.5 of the Agreement constitute a Revaluation Event; and provided further, that the occurrence of an event described in clause (1) or (2) above shall not constitute a Revaluation Event if the General Partner reasonably determines that it is not necessary to adjust the Book Bases of the Partnership’s assets or the Partners’ Capital Accounts in connection with the occurrence of any such event.

(w) Section 704 Capital Account.

“Section 704 Capital Account” shall have the meaning assigned to such term in Section 2.1 hereof.

(x) Tax Depreciation.

“Tax Depreciation” for any fiscal year shall mean the amount of depreciation, cost recovery or other amortization deductions allowable to the Partnership for Federal income tax purposes for such year.

(y) Tax Items.

“Tax Items” shall mean, with respect to any property, all items of profit and loss (including Tax Depreciation) recognized by or allowable to the Partnership with respect to such property, as computed for Federal income tax purposes.

(z) Unrealized Book Gain Or Loss.

“Unrealized Book Gain Or Loss” with respect to any Partnership property shall mean the excess (or deficit) of (1) the fair market value of such property (as agreed to in writing by the Partners taking section 7701(g) of the Code into account (i. e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)), over (2) the Book Basis of such property.

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ARTICLE II

SECTION 704 CAPITAL ACCOUNTS

Section 2.1 Section 704 Capital Accounts.

A “Section 704 Capital Account” (herein so called) shall be determined and maintained for each Partner throughout the full term of the Agreement. The balance of a Partner’s Section 704 Capital Account shall be equal to such Partner’s Capital Account balance (as determined after giving effect to all adjustments attributable to allocations of items of profit and loss realized by the Partnership, and all adjustments attributable to contributions and distributions of money and property effected, on or before the effective date of such determination), modified as follows:

(a) Increased by the amount (if any) that such Partner is treated as being obligated to contribute subsequently to the capital of the Partnership (as determined under section 1.704-1(b)(2)(ii)(c) of the Regulations);

(b) Decreased by the amount (if any) of cash that reasonably is expected to be distributed to such Partner pursuant to Article 6 of the Agreement, but only to the extent that the amount thereof exceeds any offsetting increase to such Partner’s Section 704 Capital Account that reasonably is expected to occur during (or prior to) the fiscal year during which such distributions reasonably are expected to be made (as determined under section 1.704-1(b)(2)(ii)(d) of the Regulations);

(c) Decreased by the items (if any) of the Partnership’s loss that reasonably are expected to be allocated to such Partner pursuant to section 704(e)(2) or 706(d) of the Code or section 1.751-1(b)(2)(ii) of the Regulations (as determined under section 1.704-1(b)(2)(ii)(d) of the Regulations);

(d) Increased by the amount (if any) of such Partner’s share of Partnership Minimum Gain;

(e) Increased by the amount (if any) of such Partner’s share of Partner Nonrecourse Debt Minimum Gain; and

(f) Increased by the amount (if any) of such Partner’s Modified 752 Share of Recourse Debt.

ARTICLE III

ALLOCATIONS OF PROFIT AND LOSS

Section 3.1 Allocation Of Book Items.

Subject to the provisions of Sections 3.2 and 3.3, all items of profit and loss realized by the Partnership during each fiscal year shall be allocated among the Partners (after giving effect to all adjustments attributable to all contributions and distributions of money and property effected during such year) in the manner prescribed in this Section 3.1.

(a) Pursuant to section 1.704-2(f) of the Regulations (relating to minimum gain chargebacks), if there is a net decrease in Partnership Minimum Gain for such year (or if there was a net decrease in Partnership Minimum Gain for a prior fiscal year and the Partnership did not have sufficient amounts of Gross Income and Book Gain during prior years to allocate among the Partners under this Section 3.1), then items of Gross Income and Book Gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, to each Partner in an amount equal to such Partner’s share of the net decrease in such Partnership Minimum Gain (as determined under sections 1.7042(8)(2) of the Regulations).

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(b) Pursuant to section 1.704-2(i)(4) of the Regulations (relating to minimum gain chargebacks), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain with respect to a Partner Nonrecourse Debt for such year (or if there was a net decrease in such Partner Nonrecourse Debt Minimum Gain for a prior fiscal year and the Partnership did not have sufficient amounts of Gross Income and Book Gain during prior years to allocate among the Partners under this Section 3. 1(b)), then items of Gross Income and Book Gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, to each Partner with a share of such Partner Nonrecourse Debt Minimum Gain as of the first day of such year in an amount equal to such Partner’s share of the net decrease in such Partner Nonrecourse Debt Minimum Gain (as required by sections 1.704-2(i)(4) of the Regulations).

(c) Pursuant to section 1.704-1(b)(2)(ii)(d) of the Regulations (relating to “qualified income offsets”), Partnership profit shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, among the Partners with deficit balances in their Section 704 Capital Accounts (as determined after giving effect to all adjustments attributable to the allocations provided for in Sections 3.1(a) and 3.1(b) hereof but before giving effect to any adjustment attributable to other allocations provided for in succeeding provisions of this Section 3.1) in amounts and the manner sufficient to eliminate such deficit balances as quickly as possible.

(d) All Partner Nonrecourse Deductions attributable to a Partner Nonrecourse Debt shall be allocated among the Partner bearing the Economic Risk Of Loss for such debt; provided, however, that if more than one Partner bears the Economic Risk Of Loss for such debt, the Partner Nonrecourse Deductions attributable to such debt shall be allocated to and among such Partners, pro rata in the same proportion that their Economic Risks Of Loss bear to one another.

(e) All Nonrecourse Deductions shall be allocated among the Partners, pro rata in accordance with their respective Sharing Percentages.

(f) Any Adjusted Net Income realized by the Partnership for such year and, except as otherwise provided in Section 3.1(h) hereof; any Book Gain derived from a Capital Transaction occurring during such year and not allocated pursuant to Sections 3.1(a), 3.1(b) and 3.1(c) hereof, shall be allocated among the Partners, as necessary, so as to cause the balances in their

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respective Section 704 Capital Accounts to be in the same ratio to one another as are their Sharing Percentages, with all remaining amounts of Adjusted Net Income and Book Gain to be allocated to the Partners, pro rata in accordance with their respective Sharing Percentages:

(g) Any Adjusted Net Loss realized by the Partnership for such year and, except as otherwise provided in Section 3.1(h) hereof, any Book Loss derived from a Capital Transaction occurring during such year and not allocated pursuant to Sections 3.1(a), 3.1(b) and 3.1(c) hereof, shall be allocated among the Partners, as necessary, so as to cause the balances in their respective Section 704 Capital Accounts to be in the same ratio to one another as are their Sharing Percentages, with all remaining amounts of Adjusted Net Loss and Book Gain to be allocated to the Partners, pro rata in accordance with their respective Sharing Percentages.

(h) Book Gain Or Loss derived from a Capital Transaction that is entered into in connection with, or results in, the Liquidation of the Partnership shall be allocated among the Partners as follows in the following order of priority (after giving effect to all adjustments attributable to allocations of items of Partnership profit and loss made pursuant to the preceding provisions of this Section 3.1 for such year and after giving effect to all adjustments attributable to contributions and distributions or money and property effected prior to such determination):

(i) Book Gain remaining after the allocations provided for in Sections 3.1(a), 3.1(b) and 3.1(c) hereof shall be allocated as follows and in the following order of priority:

(A) First: Book Gain equal to the clack balance (if any) in each Partner’s Capital Account shall be allocated to such Partner.

(B) Second: An amount of Book Gain shall be allocated next among the Partners to the least extent necessary to cause their positive Capital Account balances to equal their respective Sharing Percentages.

(C) Third: All remaining amounts of Book Gain shall be allocated among the Partners, pro rata in accordance with their respective Sharing Percentages.

(ii) Book Loss (if any) shall be allocated as follows and in the following order of priority:

(A) First: Book Loss shall be allocated to the Partners to the least extent necessary to cause the positive balances in their Capital Accounts to be in the same proportion to one another as are their respective Sharing Percentages.

(B) Second: Amounts of Book Loss shall be allocated next among all of the Partners, pro rata in accordance with their respective Sharing Percentages until the Capital Account balance of each Partner equals zero.

(C) Third: Any remaining Book Loss shall be allocated to the General Partner.

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(i) For purposes of determining the nature (as ordinary or capital) of any Partnership profit allocated among the Partners for Federal income tax purposes pursuant to this Section 3.1, the portion of such profit required to be recognized as ordinary income pursuant to sections 1245 and/or 1250 of the Code shall be deemed to be allocated among the Partners in the same proportion that they were allocated and claimed the Book Depreciation deductions, or basis reductions, directly or indirectly giving rise to such treatment under sections 1245 and/or 1250 of the Code.

(j) The parties intend that the foregoing allocation provisions of this Section 3.1 shall produce Capital Account balances of the Partners that will permit liquidating distributions that are made in accordance with final Capital Account balances under Section 16.3 of the Agreement to be made to the Partners, pro rata in accordance with their respective Sharing Percentages. To the extent that the tax allocation provisions of this Section 3.1 would fail to cause the Partner’s final Capital Account balances to be in such ratio, (i) such provisions shall be amended by the Partners if and to the extent necessary to produce such result and (xi) taxable income and taxable loss of the Partnership for prior open years (or items of Gross Income and Deductible Expenses of the Partnership for such years) shall be reallocated among the Partners to the extent it is not possible to achieve such result with allocations of items of income (including Gross Income) and Deductible Expenses for the current year and future years. This Section 3.1(j) shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

Section 3.2 Allocation Of Tax Items.

(a) Except as otherwise provided in the succeeding provisions of this Section 3.2, each Tax Item shall be allocated among the Partners in the same manner as each correlative item of profit or loss, as calculated for book purposes, is allocated pursuant to the provisions of Section 3.1 hereof.

(b) The Partners hereby acknowledge that all Tax Items in respect of any Book/Tax Disparity Property owned by the Partnership are required to be allocated among the Partners in the same manner as under section 704(c) of the Code (as specified in sections 1.704-1(b)(2)(iv) and 1.704-1(b)(2)(iv)(g) of the Regulations) and that the principles of section 704(c) of the Code require that such Tax Items must be shared among the Partners so as to take account of the variation between the adjusted tax basis and Book Basis of each such Book/Tax Disparity Property. Thus, notwithstanding anything in Section 3.1 or 3.2(a) hereof to the contrary, the Partners’ distributive shares of Tax Items in respect of each Book/Tax Disparity Property shall be separately determined and allocated among the Partners in accordance with the principles of section 704(c) of the Code. For purposes of making tax allocations pursuant to section 704(c) of the Code (including allocations pursuant to Section 1.704-1(b)(2)(iv) if a Revaluation Event occurs) the General Partner shall determine the method or methods to be used by the Partnership.

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Section 3.3 Allocations Of Profit And Loss And Distributions In Respect Of Interests Transferred.

(a) If any Unit or other interest in the Partnership is transferred, or is increased or decreased by reason of the admission of a new Partner or otherwise, during any fiscal year, each item of Adjusted Net Income Or Loss, Book Gain Or Loss and other Partnership profit and loss for such year shall be divided and allocated among the Partners in question by taking account of their varying interests in the Partnership during such year on a daily, monthly or other basis, as determined by the General Partner using any permissible method under section 706 of the Code and the Regulations thereunder.

(b) Distributions of Partnership properties in respect of a Unit or other interest in the Partnership shall be made only to the persons or entities who, according to the Partnership’s books and records, are the holders of record of the Units or other interests in the Partnership in respect of which such distributions are made on the actual date of distribution. Neither the Partnership nor the General Partner shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Partnership or the General Partner has knowledge or notice of any transfer or purported transfer of ownership of any Unit or other interest in the Partnership.

(c) Notwithstanding any provision above to the contrary, Book Gain Or Loss realized in connection with a sale or other disposition of any Partnership properties shall be allocated solely among the parties owning Units or other interests in the Partnership as of the date such sale or other disposition occurs.

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